Exhibit 23.2

TBPE REGISTERED ENGINEERING FIRM F-1580
633 SEVENTEENTH STREET SUITE 1700	DENVER, COLORADO 80202	TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-217986, 333-228678 and 333-269264) and Forms S-3 (Registration Nos. 333-226425, 333-229417, 333-230986, 333-236341, 333-238330 and 333-265288) of Kimbell Royalty Partners, LP of our letter dated January 10, 2023, relating to estimates of proved reserves, future production and income attributable certain royalty interests of Kimbell Royalty Partners, LP as of December 31, 2022.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado

February 23, 2023